
HUDSON BAY
James Bay
ONTARIO
MANITOBA
QUEBEC
Fort Severn
Winisk
Severn R
BIG TROUT LAKE
SANDY LAKE
WINISK LAKE
Attawapiskat R.
Fort Albany
Albany R
Red Lake
TROUT LAKE
Lac Seul
LAKE St. JOSEPH
Sioux Lookout
Kenora
LAKE of the WOODS
LAKE NIPIGON
Geraldton
Hearst
Kapuskasing
Missinaibi
Moose R
Moosonee
Abitibi
Cochrane
Nipigon
Manitouwadge
Marathon
Rainy
Fort Frances
Thunder Bay
Timmins
Kirkland Lake
BANNOCKBURN GOLD PROPERTY
Wawa
LAKE SUPERIOR
CANADA
U.S.A.
Mattagami R
Ottawa R
Sault Ste. Marie
Elliot Lake
Sudbury
North Bay
OTTAWA
United States
Bancroft
Madoc
LAKE MICHIGAN
LAKE HURON
Georgian Bay
LAKE SIMCOE
Kingston
Toronto
LAKE ONT.
Hamilton
Niagara Falls
United States
Lake St. Clair
London
Windsor
LAKE ERIE
0 50 100 150 Miles
0 100 200 Kilometres

GOLD PICK MINES INC.

BANNOCKBURN GOLD PROPERTY

MADOC TOWNSHIP, HASTINGS COUNTY
SOUTHERN ONTARIO MINING DIVISION

GENERAL LOCATION MAP

SEPTEMBER 2002.	SOUTHERN ONTARIO MINING DIVISION NTS REF. 31 C/12	FIGURE 1